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EXHIBIT 99.1

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Operator:           Good afternoon. My name is [operator name] and I will be
                    your conference facilitator today. At this time I would like to welcome everyone to the Globix Investor Update Conference. All lines have been placed on mute to prevent any background noise.

                    After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number two on your telephone keypad. Thank you. Ms Montgomery, you may begin your conference.

Ms Montgomery:      Hello, I am Shelagh Montgomery, and I am the General Manager
                    of the Eastern Region. Welcome to our first investor briefing of 2005. On today's call we will provide an overview of Globix covering the past two years, and a review of our Q2 2005 financial results. In order to accommodate questions you may have, we will open the call up to answer them at the conclusion of the discussion. Just a quick reminder for everyone. The information disclosed on this call may contain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. These statements are based on current information and expectations, and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include the company's ability to retain existing customers and attract new customers, its ability to match its operating cost structure with revenue to achieve positive cash flow, the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements, risks associated with making acquisitions, restrictions on our financial and operating flexibility due to the terms of our existing indebtedness and our high degree of leverage, the insolvency of vendors and other parties critical to the company's business, the company's existing debt obligations and history of operating losses, its ability to integrate, operate, and upgrade or downgrade its network, the company's ability to recruit and retain qualified personnel to staff its operations, potential market or technological changes that could render the company's products or services obsolete, changes in the regulatory environment, and other changes that are discussed in the company's annual report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.


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                    Our speakers today will be Pete Stevenson, CEO of Globix,
                    and Bob Dennerlein, our Chief Financial Officer. Pete joined Globix as President and Chief Executive Officer in April 2002, and is a member of our Board of Directors. Pete has more than 22 years of experience in the communications industry, including time spent at Bell Atlantic, start-up companies, and company turnarounds, domestically and internationally. Pete?

Mr. Stevenson:      Thanks Shelagh, Good afternoon and welcome everyone. On
                    behalf of our 350 employees I would like to thank you for joining us today for our first investor update of 2005.
                    Today, Globix is a company with approximately 1,500 customers with major presence in the New York Metro area, the Boston metro area, Atlanta Georgia, Santa Clara
                    California and London England delivering a suite of integrated services ranging from optical networking and IP network services, data center services, and managed services; including security, media, and application management solutions. As you can see, this is not only a company with backbone, but with all the other parts too.

                    The last twelve months, and the last quarter in particular, have been successful. In March, we completed our merger with NEON Communications and are well along the way to completing the integration of the 2 companies through an aggressive plan which has already yielded positive results. And on April 13th, Globix began trading on the American Stock Exchange. These accomplishments are all exciting and strongly position our company to capitalize on future opportunities.

                    Our team has worked diligently over the last twelve to twenty-four months to reshape and right size Globix. We are beginning to see these efforts pay. I'm pleased to report that Globix is in its sixth consecutive quarter of revenue growth.

                    Our wealth of experience in hosting is serving as a strong baseline for our continued push into managed services. These efforts are paying dividends as the last six quarters demonstrate managed and media services are both strong growth areas for Globix. We will highlight the growth later in the call. One of the new managed services we offer our customers is Network Defender; a DDoS mitigation service that helps customers mitigate malicious network based attacks on their servers. In fact, we were mentioned in a recent Wall Street Journal article on May 5th, 2005 titled "Tech-Savvy Blackmailers Hone A New Form of Extortion." We are seeing increased demand for Globix' media services including a hosted digital asset management service, live event encoding and turnkey webcasting services.


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                    On the strategic front, we've recently completed the
                    acquisition of NEON, the premier provider of optical networking services in the Northeast and mid-Atlantic corridor. We now own and operate a fiber optic network comprised of over 5000 route miles in the highest traffic corridor in the United States, ranging from Washington DC, the Philadelphia area, New Jersey New York area, Boston and the rest of New England. We have opened colocation facilities in these markets along our network expanding our data center footprint by more than 50,000 square feet across 9 locations. This expanded footprint is formed through the combination of the additional facilities brought to us through our Neon acquisition. These facilities represent a hidden jewel for us as we have now increased our footprint without effecting the long term obligations of the company. We have recently opened facilities in Plainfield New Jersey, White Plains New York, Wooster and Springfield Massachusetts. In the months to come we are evaluating which other facilities to add to the expanded footprint.

                    Clearly adding optical networking and data center capabilities to the Globix service portfolio will allow us to provide enhanced value to our customers. We are making the appropriate commitments to be truly market focused. We are focusing our internal efforts on introducing new services, selling our services into growth markets, motivating the organization to cross-sell, and leveraging our entire set of capabilities as a differentiator in the market.

                    Participating as a valued network partner to the growing wireless network providers represents a core focus area for the company. With a U.S. installed base of cellular technology reaching record heights, we are seeing wireless providers spend capital to increase the capacities of their network so they can roll out value added services like messaging, ring tones, and short length video. We are providing the optical networking services connecting major switching centers which enable the wireless companies to unlock their market potential. With these high credit rating customers, we are entering into contract lengths typically between one to seven years giving us a long-term annuity revenue stream.


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                    Globix is also focused on creating value for companies
                    seeking to outsource critical IT functions and network requirements. Small-to-medium sized business and divisions of Fortune 1,000 companies represent our core client base for managed services. While the enterprise market is a growing segment for us, the carrier market represents the largest proportion of our network services revenue. We are realizing the value of carrier relationships through the financial benefits of our merger as we now have a diversified revenue base.

                    Our transaction with Neon was a stock and cash deal that included a $12.5 million dollar reduction in our long-term debt. For those of you that have read our recent 8KA filing you have seen that NEON generated $48 million of revenue, and $3.4 million of adjusted EBITDA. On top of this, we have already realized cost synergies of approximately $600,000 on a quarterly run rate basis and believe we are on track to realize our goal of $1.2 to $2 million in quarterly savings over time.

                    Finally, as I mentioned before, Globix started trading under the symbol GEX on the American Stock Exchange on April the 13th. I think you'll all agree these are exciting times at Globix.

                    I'm now going to introduce Bob Dennerlein, our Chief Financial Officer, who will take you through the quarterly financial review. Bob joined Globix in January of 2003 with over 24 years of experience. Prior to joining Globix, Bob served as Vice President and Controller for OpNext, a global optical components joint venture. Bob?

Mr. Dennerlein:     Thanks, Pete. Good afternoon everyone. Let me begin by
                    giving you some of the financial highlights for the quarter.
                    In Q2 2005, we continued our efforts to reduce operating expenses and long-term debt while increasing revenue for our high margin services.

                    The most significant financial event of the quarter was the acquisition of NEON which occurred on March 7th. Our quarterly results reflect the impact of the acquisition for the period from March 7th though the end of the quarter.


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                    Globix acquired NEON for $112.6 million, which consisted of
                    $104 million of equity, comprised of common stock, options, warrants and preferred stock; in addition to $5.3 million of cash; and $3.1 million of acquisition costs. The transaction also called for Globix to exchange $12.5 million of principal and accrued interest on its 11% senior notes for approximately 4.5 million shares of common stock. Now let's talk about the quarter.

                    The operating performance continued to improve in the second quarter. Q2 revenue was $20 million, or a $5 million increase over the same quarter in 2004. $3.2 million of the increase was from our NEON segment for the last three weeks of March and $1.8 million was from Globix's organic growth. If we take a look at the business on a service line basis, managed services showed the strongest growth, going from $4.6 million to $5.5 million, or a 19.6% increase. Revenue from Internet hosting and colocation increased from $5.8 million to $6.4 million or 10.3%. Network services and Internet access revenue declined from $4.5 million to $4 million due to our continued focus on acquiring and retaining higher value-added customers. These decreases were offset by a $794 thousand increase in hardware and software sales. A key point to mention is that typically, hardware revenue is associated with recurring services as we are not in the business of buying and reselling hardware as a line of business.

                    For the Globix segment, Q2 monthly average revenue per customer or (ARPU) was $3.6 thousand compared to an average ARPU of approximately $3.3 thousand, a 9.1% increase over the same quarter in 2004. This ARPU growth is due to our continued focus on higher-revenue managed services following the acquisition of Aptegrity which occurred in October 2003. For the NEON segment ARPU was $39 thousand for the quarter. We calculate ARPU by dividing our average contracted monthly recurring revenue for the period by our average number of contracted customers during the period.

                    Q2 cost of revenue for the quarter was $11.4 million, an increase of $2.7 million from the same period in 2004. $1.8 million of the increase is the direct result of our NEON acquisition. The remaining increase of approximately $900 thousand is attributed primarily to variable expenses tied to our increased hardware revenue and to a lesser degree increased utility costs in our New York data center. Our gross margins, including the impact of the NEON acquisition, for the quarter were 43.0% as compared to 42.2% for the same period last year.


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                    Selling, general and administrative expenses were $9.2
                    million, an increase of $2.2 million from the same period in 2004. $1.1 million of the increase was associated with NEON's expenses included in the current period; $200 thousand in commissions due to increased revenue; and $800 thousand for a one-time litigation settlement.

                    I'd like to also point out that bad debt expenses decreased by $202 thousand to $39 thousand for the quarter, due to our continuing improvement in collections, reductions in the number of high risk customer receivable balances and collections of previously written-off balances. DSO's are typically in the 35 to 38 day range for the Globix segment and less than 20 days for the NEON segment, which indicates real stability.

                    As Pete mentioned previously, we are driving additional expense reductions which we expect to be reflected in the future in both S.G & A and cost of revenue.

                    The company also recorded a non cash loss of $3.2 million on the $12.5 million debt for equity exchange.

                    I am now going to move onto our cash highlights. As of March 31, 2005 the company had cash, cash equivalents and non-restricted investments of $17.2 million compared to approximately $21.7 million at our fiscal year end on September 30, 2004 or a $4.5 million reduction. Highlights of the major cash impacting events during the past six months were:

o From the NEON transaction we netted approximately $2.8 million in cash after buying back approximately $5.3 million in preferred stock.

o We received $500 thousand from the sale of marketable securities

o                   We invested $6.2 million dollars for capital expenditures.
                    $4.1 million was for success based capex which in our NEON segment was $1.7 million (since March 7th) and $2.4 million of success based in our Globix segment. The balance of $2.1 million relates to facility and software upgrades. Our success based capex is typically linked to long-term contracted monthly recurring revenue.


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o                   Our cash used in operating activities was $1.7 million for the six month period.

                    Our long term debt permits us to pay interest in kind through 2006. On May 1st of this year we issued an additional $6.7 million in senior notes to make the annual pay in kind interest payment on our senior notes, thus increasing our indebtedness to approximately $88 million of which approximately $68 million represents our senior notes and the remainder is in the mortgage on our New York headquarters. In the long term our goal is to decrease this indebtedness to free up cash for growth, and we may look to additional financing to do this, but in the short term we do not need cash for debt service.

o Before I turn the call back to Pete, I would like to give you some commentary on our pro-forma results. Combined second quarter revenue, assuming the transaction occurred on December 31, 2004 was $29.1 million. Combined pro forma adjusted EBITDA for the same period was $600 thousand. However, this includes the previously mentioned $800 thousand one-time litigation settlement. Therefore, excluding the settlement, adjusted EBITDA for the quarter is approximately $1.4 million or $5.6 million annualized. Given our expected quarterly synergies of $1.2 to $2 million, or $4.8 to $8 million annualized, this implies an annualized adjusted EBITDA after synergies of approximately $12 million. This assumes synergy achievement in between $1.2 and $2 million and does not take into account revenue growth.

                    We use adjusted EBITDA because we believe it may be useful to investors as a performance measure and may help them understand our cash resources and requirements. A reconciliation of adjusted EBITDA to net operating loss is included in the current report on Form 8K that we filed on May 24th, 2005.

                    This concludes the financial update. I will now turn the call back to Pete for his closing comments, and then we would like to open the call for any questions.

Mr. Stevenson:      Thanks, Bob. I would like to thank everyone for joining us on the call today. However, before I open the call up for your questions, I would like to leave you with a few final thoughts about the Globix Corporation.


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                    Globix is a company moving forward. All the hard work
                    reshaping the company to meet the needs of customers has begun to pay off. The merger with NEON brings an excellent set of capabilities to our customers and a new vitality to our company. This new vitality is manifesting itself in our strategic focus on growth products and building awareness in the market of the Globix story. Everyday, the company has highly experienced network and IT professionals eager to create value for clients and shareholders alike. We are excited about the future.